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                                  SMITHTOWN BAY, LLC
                         C/O MAVRICC MANAGEMENT SYSTEMS, INC.
                                 POST OFFICE BOX 7090
                              TROY, MICHIGAN  48007-7090
                                    (800) 500-3243

                                    MARCH 17, 1999

To Holders of Units of Limited Partnership Interests of ML Media Partners, L.P.

Dear Unit Holder:

     Smithtown Bay, LLC is further amending its January 27, 1999 Offer to purchase your limited partnership interests ("Units") of ML MEDIA PARTNERS, L.P. As discussed in the Partnership's March 4, 1999 letter sent to you, transfers of Units in any single tax year are restricted to 4.8% of the outstanding units. In order to comply with this restriction, Smithtown Bay is decreasing the number of Units it will accept to 4,000 Units. Please act now if you wish to take advantage of this Offer.

     OUR OFFER                               $1,100.00*
     Estimated Partnership NAV               $1,150.00

* To be reduced by the $337.00 Distribution expected to be paid by the Partnership prior to the end of the first calendar quarter 1999.

Smithtown Bay's Offer price represents a discount of 4.3% to the general partner's NAV estimate of $1,150.

     Enclosed with this letter please find Supplement No. 2 to our Offer to Purchase dated January 27, 1999. Please read the enclosed Supplement carefully in conjunction with our Offer to Purchase. If you wish to sell some or all of your Units now:

- Please read carefully the Offer to Purchase, Supplement No. 2 and the Agreement of Transfer and Sale enclosed;

- Complete the Agreement of Transfer and Sale in accordance with the instructions provided;

-    Sign where indicated, have your signature Medallion Guaranteed and;

- Return the Agreement of Transfer and Sale in the pre-addressed return envelope.

                                      -1-

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     This Offer is scheduled to expire at 12:00 midnight, Eastern Time, on March
31, 1999, unless extended or withdrawn. If you have any questions or need assistance in completing the Agreement of Transfer and Sale, or need replacement paperwork, please call the Depositary at 1-800-500-3243.

     If you have any questions or need assistance in completing the Agreement of Transfer and Sale, please call the Depositary at 1-800-500-3243.

                              Very truly yours,

                              Smithtown Bay, LLC